Exhibit 99.1

CONTACT:	Renissa Gutierrez	FOR IMMEDIATE RELEASE
	(787) 474-5030	September 17, 2008

R&G Financial Enters into Settlement Agreement with Freddie Mac

R&G Mortgage and R-G Premier Bank remain as Approved Freddie Mac Seller/Servicers

Announces Sale of Freddie Mac and Ginnie Mae Servicing Portfolio to Banco Popular de Puerto Rico

San Juan, Puerto Rico, September 17, 2008 — R&G Financial Corporation (the “Company”) today announced that R&G Mortgage Corporation, the Company’s wholly-owned Puerto Rico mortgage subsidiary (“R&G Mortgage”), R-G Premier Bank of Puerto Rico, the Company’s wholly-owned Puerto Rico chartered commercial bank subsidiary (“Premier Bank”), and the Federal Home Loan Mortgage Corporation (“Freddie Mac”) entered into an agreement to settle the litigation with Freddie Mac previously announced in a press release dated July 16, 2008. According to the terms of the settlement, R&G Mortgage and Premier Bank will remain as approved Freddie Mac seller/servicers in good standing. The settlement is subject to approval by the United States District Court, District of Puerto Rico, and may be rescinded by Freddie Mac if the transaction contemplated in the agreement described below is not consummated within a certain time period.

The Company today also announced that the Company, R&G Mortgage and Banco Popular de Puerto Rico (“Banco Popular”) entered into a Servicing Rights Purchase and Transfer Agreement (the “Purchase Agreement”), dated as of September 16, 2008, pursuant to which Banco Popular agreed to purchase substantially all of R&G Mortgage’s servicing rights and advances related to mortgage loans owned by Freddie Mac and the Government National Mortgage Association (“Ginnie Mae”). As of August 31, 2008, the unpaid principal balance of the Freddie Mac and Ginnie Mae mortgage servicing portfolios was approximately $3.8 billion and $1.3 billion, respectively, representing approximately 57% of R&G Mortgage’s servicing portfolio. This transaction does not affect R&G Mortgage’s remaining third party mortgage servicing portfolio or the mortgages that R&G Mortgage services for Premier Bank, which together had an aggregate unpaid principal balance of approximately $4.1 billion as of August 31, 2008.

Banco Popular will acquire these assets for an estimated purchase price of $34 million. At the closing, Banco Popular will also assume R&G Mortgage’s recourse obligations in connection with the approximately $1.2 billion Freddie Mac mortgage loans subject to recourse. The final purchase price will be determined at the closing of the transaction based on the unpaid principal balance of the Freddie Mac and Ginnie Mae mortgage loans and the outstanding balance of the servicing advances at closing. The purchase price will be paid in installments, 95% being due five days after the closing and the remaining five percent being payable in quarterly installments based on delivery of the related mortgage files to Banco Popular as of each such payment date. A portion of the proceeds will be used to repay approximately $14 million currently outstanding under a line of credit with Banco Popular secured by the Ginnie Mae servicing rights and to deposit $5 million in escrow to satisfy certain indemnification claims by Banco Popular. Moreover, under the terms of the agreement with Banco Popular, R&G Mortgage must satisfy its outstanding recourse obligations to Freddie Mac prior to closing. R&G Mortgage has satisfied its outstanding recourse obligations to Freddie Mac as of June 30, 2008 by repurchasing approximately $17 million in mortgage loans.

The Purchase Agreement contains customary representations, warranties and agreements by the parties, indemnification rights and obligations of the parties and termination provisions. Additionally, the Purchase Agreement provides for indemnification rights in favor of Banco Popular in connection with certain repurchase or indemnity obligations related to breaches of representations and warranties made to Freddie Mac and Ginnie Mae upon the sale of the mortgage loans originated by R&G Mortgage. R&G Mortgage’s obligation to indemnify Banco Popular under the Purchase Agreement may not exceed $10 million, except for claims related to Banco Popular’s indemnification right in connection with breaches of representations and warranties made to Freddie Mac and Ginnie Mae and the transfer of the servicing rights. The Company has agreed to guarantee R&G Mortgage’s obligations under the Purchase Agreement. The consummation of the transaction contemplated by the Purchase Agreement is subject to the satisfaction or waiver of customary closing conditions, including receipt of applicable approvals from Freddie Mac and Ginnie Mae. The closing of the transaction is expected to occur in the fourth quarter of 2008.

Forward-Looking Statements

This press release contains certain “forward-looking statements” concerning the Company’s economic future performance. The words or phrases “expect,” “believe,” “anticipate,” “estimate,” “intend,” “look forward,” “should” and similar expressions are meant to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: the Company’s ability to attract new clients and retain existing clients; risks associated with the effects of global, national and regional economic and political conditions, including with respect to fluctuations in interest rates; risks associated with the Company’s inability to prepare and timely file financial statements; potential adverse effects if the Company is required to recognize additional impairment charges or other adverse accounting-related developments; potential adverse developments from enforcement actions by bank regulatory agencies; and developments from changes in the regulatory and legal environment for financial services companies in Puerto Rico and the United States. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

About R-G Financial Corporation

R&G Financial Corporation, currently in its 36th year of operation, is a bank holding company with operations in Puerto Rico, providing banking, mortgage banking, consumer finance and insurance through its wholly owned subsidiaries, R-G Premier Bank of Puerto Rico, R&G Mortgage Corporation, and R-G Insurance Corporation, its Puerto Rico insurance agency. The Company operates 36 bank branches and 44 mortgage offices, including 36 mortgage facilities located within its banking branches.

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